Exhibit 99.1

NGAS Resources, Inc.
120 Prosperous Place, Suite 201, Lexington, KY 40509
NEWS
FOR IMMEDIATE RELEASE	RELEASE

Contact:	Michael P. Windisch, CFO
Phone:	(859) 263-3948
Fax:	(859) 263-4228
E-mail:	ngas@ngas.com
NGAS CLOSES SALE OF REMAINING INTEREST IN GATHERING SYSTEM FOR $22 MILLION
• Cash Proceeds of $7.5 Million Used to Reduce Debt
• $14.5 Million under 30-Month Note Further Improves Liquidity
Lexington, KY, August 18, 2009. NGAS Resources, Inc. (Nasdaq: NGAS) today announced that it has closed the sale of its remaining 50% interest in 485 miles of Appalachian gas gathering facilities to Seminole Energy Services (SES) for $22 million. The purchase price was paid $7.5 million at closing, with the balance of $14.5 million payable by SES in monthly installments through December 2011.
The sale completed a mid-July monetization of the initial half interest in the gathering system to a subsidiary of SES for $28 million and was triggered by NGAS’ exercise of put rights that it acquired at that time. The put rights were conditioned on an equity raise by NGAS, which was closed for net proceeds of approximately $6.1 million on August 13, 2009. Proceeds from the second half of the gathering system sale and the equity raise were applied to reduce outstanding borrowings under NGAS’ revolving credit facility to $31 million. Payments on the $14.5 million promissory note issued by SES, including interest at 8% per annum, will be applied for further debt reduction.
William S. Daugherty, President and CEO of NGAS Resources, commented, “We are very pleased to complete this phase of our plans for strengthening the company by improving our balance sheet. The sale of the remaining interest in this portion of our Appalachian gathering system provides further liquidity to take advantage of our significant development opportunities.” Mr. Daugherty added, “In addition to monetizing this asset and remaining as operator of the gathering system, our firm capacity rights ensure long-term deliverability for our Appalachian gas production.”
The gas gathering system spans parts of southeastern Kentucky, eastern Tennessee and western Virginia, and interconnects with Spectra Energy Partners’ East Tennessee Interstate pipeline network. NGAS retained long-term operating rights and firm capacity rights of 30,000 Mcf per day in the gathering system.

About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that provide repeatable drilling opportunities, principally in the southern portion of the Appalachian basin. Additional information, including the company’s most recent 10-K, proxy statement and periodic reports can be accessed on its website at www.ngas.com.
Forward Looking Statement
This release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the company to implement its business strategy. These and other risks are described in the company’s periodic reports filed with the Securities and Exchange Commission.